Certificate of Incorporation
REYNOLDS PACKAGING I LIMITED 7129914
NZBN: 9429047138155
This is to certify that REYNOLDS PACKAGING I LIMITED was incorporated under the Companies Act 1993 on the 16th day of November 2018.

Registrar of Companies 14th day of January 2019

Certificate generated 14 January 2019 02:53 PM NZDT